Exhibit 99.1

News Release
CORPORATION

7140 Office Circle
P.O. Box 15600
Evansville, IN 47716-0600

Investor Contact:	Chad Monroe
Phone:	(812) 962-5041

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Announces Completion of Exchange Offer

for 9.5 Percent First Priority Senior Secured Notes

EVANSVILLE, Ind. — February 15, 2011 — Accuride Corporation (NYSE: ACW) today announced the expiration of its offer to exchange up to $310 million aggregate principal amount of its 9.5 percent First Priority Senior Secured Notes due 2018, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding 9.5 percent First Priority Senior Secured Notes due 2018 (the “Outstanding Notes”).  The Outstanding Notes were issued on July 29, 2010, in a private placement pursuant to Rule 144A and Regulation S under the Securities Act.

In the exchange offer, $310,000,000 aggregate principal amount of Outstanding Notes were validly tendered and not validly withdrawn prior to the expiration at 5:00 p.m., New York City time, on February 14, 2011, which represents 100% of the aggregate principal amount of Outstanding Notes outstanding upon commencement of the exchange offer.  Accuride Corporation has accepted for exchange all of the Outstanding Notes validly tendered and not validly withdrawn and settlement will occur promptly.

This announcement is not an offer to exchange, or a solicitation of an offer to exchange, with respect to the Outstanding Notes.  The Exchange Offer was made pursuant to a prospectus, a related letter of transmittal and other exchange offer documents, each of which was filed with the Securities and Exchange Commission on a registration statement on Form S-4, which was declared effective on January 14, 2011.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  The Company’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, and other commercial vehicle components.  The Company’s products are marketed under its brand names, which include Accuride®, Gunite®, ImperialTM,  FabcoTM, BrillionTM, and Highway Original®.  For more information, visit the Company’s website at http://www.accuridecorp.com.

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